Exhibit 99- corrected November 6, 2007

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenue:
Product	$23,953	$17,216	$46,944	$32,046
Service	3,379	2,334	6,729	4,948
Total revenue	27,332	19,550	53,673	36,994
Costs of revenue:
Cost of product revenue	9,881	7,310	19,389	13,128
Cost of service revenue	2,976	2,421	5,881	4,794
Total cost of revenue	12,857	9,731	25,270	17,922
Gross margin	14,475	9,819	28,403	19,072
Operating expenses:
Sales and marketing	4,667	4,246	9,203	8,880
Research and development	5,918	5,302	11,968	10,703
General and administrative	2,835	3,004	5,526	6,269
Restructuring costs	51	3	52	1
Total operating expenses	13,471	12,555	26,749	25,853
Income (loss) from operations	1,004	(2,736)	1,654	(6,781)
Other income (expense), net	14	(69)	(7)	(70)
Interest income, net	675	403	1,367	747
Income (loss) before taxes	1,693	(2,402)	3,014	(6,104)
Income tax provision	101	4	159	6
Net income (loss)	$1,592	$(2,406)	$2,855	$(6,110)
Per share amounts:
Net income (loss):
Basic	$0.06	$(0.10)	$0.11	$(0.25)
Diluted	$0.06	$(0.10)	$0.10	$(0.25)
Common and common equivalent shares:
Basic	26,752	24,848	26,511	24,840
Diluted	27,777	24,848	27,558	24,840

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 28, 2007	March 30, 2007
Assets
Cash and investments	$96,974	$90,132
Accounts receivable, net	15,951	14,822
Inventories	14,359	10,452
Prepaid expenses and other assets	5,243	3,242
Total current assets	132,527	118,648

Property and equipment, net	10,425	10,581
Other assets	7,177	4,790
Total assets	$150,129	$134,019
Liabilities and Stockholders' Equity
Accounts payable	$8,639	$8,569
Other current liabilities	15,052	15,274
Total current liabilities	23,691	23,843

Long term liabilities	4,140	3,886
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	97,592	81,584
Total liabilities and stockholders’ equity	$150,129	$134,019